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                                                                    EXHIBIT 99.1

Company Press Release

SOURCE: Magainin Pharmaceuticals Inc.

Magainin Announces Asthma Research, Development and Commercialization Collaboration with Genentech, Inc.

PLYMOUTH MEETING, Pa., and SAN FRANCISCO, May 1 -- Magainin Pharmaceuticals Inc. (Nasdaq: MAGN - news) announced today that they have entered into an agreement with Genentech, Inc. to co-develop an antibody to IL9 for asthma with options for other products in respiratory disease. Recently performed scientific studies indicate that IL9 acts directly and specifically to promote lung inflammation in asthma. Additionally, Genentech has become the first subscriber to Magainin's Respiratory Gene Database, which contains Magainin's proprietary respiratory disease targets.

Magainin will receive $5.5M up front in exchange for Genentech's purchase of equity. Magainin could potentially receive up to $60M in milestone payments and development funding for the first product. Additional products could generate additional milestone payments and development funding. Magainin will conduct development activities through Phase II clinical testing, and Genentech will conduct Phase III clinical testing, manufacturing and marketing. Magainin may elect to co-fund Genentech's Phase III studies and filing in return for a share of U.S. profits and losses. Magainin will receive a royalty on sales overseas, and in the U.S. if they elect not to share the Phase III and filing costs. Development funding may be provided to Magainin through the issuance of convertible preferred equity securities.

"We are enthusiastic about investigating IL9's role in asthma in collaboration with Magainin," said Dennis Henner, Senior Vice President of Research at Genentech, Inc. "This work fits with our growing interest in respiratory products."

"This agreement is a major milestone for Magainin, and reflects the increasing importance of the respiratory area in our business," said Michael R. Dougherty, President and Chief Executive Officer of Magainin. "After collaborating in a research program over the past year, Genentech now brings their substantial antibody development experience to our respiratory program. Most importantly, Magainin has secured valuable funding for our respiratory program, and, at the same time, the opportunity to participate in commercialization profits."

Since 1996, Magainin has maintained a research program in the genomics of asthma. Genetic studies to identify the root cause of asthma, led at Magainin by Roy Levitt, M.D., Executive Vice President and Chief Operating Officer, in both human families and animal models of asthma have pinpointed IL9 as a mediator of asthma, and functional genomic analyses are consistent with these findings. Human lung

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biopsy specimens have demonstrated a highly significant increase in expression of IL9 in the airways of asthmatics compared to healthy individuals or those with other lung diseases. Published findings document that increases in IL9 in human lung correlates with severity of clinical features of asthma, such as, bronchial hyperresponsiveness, mucin production and eosinophil expression. This agreement follows the completion of a research and option agreement signed in December 1998 between both companies to evaluate the role of IL9 in asthma.

Magainin Pharmaceuticals Inc. is a biopharmaceutical company with research and development efforts in anti-angiogenesis, respiratory genomics and infectious disease.

Genentech, Inc. is a leading biotechnology company that discovers, develops, manufactures and markets human pharmaceuticals for significant unmet medical needs. Thirteen of the approved products of biotechnology stem from Genentech science. Genentech markets seven products directly in the United States. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA.

This announcement contains certain forward-looking statements that are subject to risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed in this announcement and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1999 Annual Report to Shareholders and
Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update these forward-looking statements.

SOURCE: Magainin Pharmaceuticals Inc.

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